FieldPoint Petroleum Announces Acquisition

Acquired Reserves Could Replace More Than 50% of 2008 Estimated Production

AUSTIN, Texas (June 16, 2008) / BusinessWire/ - FieldPoint Petroleum Corporation (AMEX: - FPP - News) today announced the acquisition of various interests in the Spraberry Trend located in Midland County, Texas and in the Flying M Field located in Lea County, New Mexico.  The Spraberry Trend is operated by Pioneer Natural Resources (NYSE-PXD), and the Flying M Field is operated by Chesapeake Energy Corp (NYSE-CHK).  The acquisition price is $1,295,000 for various interests in seven producing wells and the leasehold and related equipment, effective July 1, 2008. The working interests range from 6.5% to 39.25% and the net revenue interests range from 5.69% to 29.44%. Based upon engineering reports and certain standard assumptions, this is expected to add approximately 41,000 BOE in proved developed producing reserves net to FieldPoint. FieldPoint’s belief is that the proved producing reserves could increase when and if additional wells are drilled or recompleted.

“We are excited to be the successful bidder for these properties.”, stated Ray Reaves, President and CEO for FieldPoint.  “It is an important acquisition for FieldPoint.  We estimate that the reserves acquired could replace more than 50% of our total 2008 oil and natural gas production.  We also believe that this acquisition could further serve to increase our production by affording FieldPoint the opportunity for certain additional development in these fields."

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas, and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com